                                                                    Exhibit 4.11

                            RESTRUCTURING AGREEMENT

     THIS RESTRUCTURING AGREEMENT (this "Agreement") is made and entered into as
                                         ---------
of April 4, 2001 by and among the following parties (the "Parties"):
                                                          -------

     (i)   Aerovox Incorporated, a Delaware corporation ("Aerovox");
                                                          -------

     (ii) Aerovox de Mexico, a Mexico corporation f/k/a Capacitores Unidos S.A. de C.V. (both the current and predecessor entities referred to herein as "ADM");
 ---

     (iii) Enrique Sanchez Aldunate ("Mr. Sanchez"); and
                                      -----------

     (iv)  Hobir Holding B.V. ("Hobir"), Kato Holding B.V. ("Kato"), Bires
                                -----                        ----
Investments B.V. ("Bires"), Kasri Holding B.V. ("Kasri"), Tako Holding B.V.
                   -----                         -----
("Tako"), and Renko Investments B.V. ("Renko"), each a Netherlands corporation
  ----                                 -----
(each, a "Seller").
          ------

     WHEREAS, on April 5, 1999, Aerovox and Robert Elliot acquired all of the outstanding shares of stock of Capacitores Unidos S.A. de C.V. from the Sellers (the "Acquisition") pursuant to Stock Purchase Agreements dated as of April 5,
      -----------
1999 between Aerovox and each Seller (collectively, the "Stock Purchase
                                                         --------------
Agreements");
----------

     WHEREAS, in connection with the Acquisition, Aerovox issued to each Seller a promissory note payable on April 4, 2001 and a promissory note payable on April 4, 2002 (collectively, the "Notes"), the aggregate principal amount of
                                  -----
such Notes being $1,439,001;

     WHEREAS, the Notes are secured by pledges of shares of ADM pursuant to Restated Security Pledge Agreements dated as of January 1, 2001 between Aerovox and each Seller (the "Restated Pledge Agreements");
                      --------------------------

     WHEREAS, in connection with the Acquisition, Aerovox issued to Sellers an aggregate of 700,000 shares of Aerovox common stock, par value U.S. $0.01 per share (the "Aerovox Shares");
            --------------

     WHEREAS, pursuant to a Stockholders Agreement dated as of April 5, 1999 among Aerovox, the Sellers and Mr. Sanchez (the "Stockholders Agreement"),
                                                 ----------------------
Aerovox granted to Sellers a Put Option (as defined therein) on the Aerovox Shares;

     WHEREAS, pursuant to a Rent Agreement dated as of March 3, 2000 among Aerovox and ADM (the "Equipment Lease"), Aerovox leases certain equipment to ADM
                      ---------------
at ADM's facility in the Mexico City plant;

     WHEREAS, the Parties now wish to restructure their relationships and current rights and obligations in respect of the Notes and related matters pursuant to the terms and conditions contained herein;

     NOW THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and each intending to be legally bound hereby, the Parties hereby agree as follows:

                                                                    Exhibit 4.11


1.   Notes.  At Closing, the twelve (12) outstanding Notes shall be canceled and
     -----
delivered to Aerovox and a replacement note shall be issued to each Seller substantially in the forms attached hereto as Exhibits 1.1-1.6, respectively (each a "Replacement Note"). All rights and obligations under the Notes shall
         ----------------
terminate upon the issuance of the Replacement Notes.

2.   Restated Pledge Agreements.  At Closing, the Restated Pledge Agreements
     --------------------------
shall be amended and restated and replaced with a single Second Restated Pledge Agreement substantially in the form attached hereto as Exhibit 2 (the "Second
                                                                       ------
Restated Pledge Agreement").
-------------------------

3.   Delivery of Pledged Shares.  At Closing, Aerovox shall deliver to First
     --------------------------
National Bank, as U.S. escrow agent for each Seller, the certificates representing the Pledged Securities (as defined in the Second Restated Pledge Agreement) securing such Seller's right to payment under such Seller's Note, together with duly executed forms of assignment sufficient to transfer title thereto to such Seller. Such escrow agent shall hold the Pledged Shares in accordance with an escrow agreement mutually agreeable to the parties hereto. At Closing, Aerovox shall also deliver UCC-1 financing statements and an irrevocable proxy in accordance with the terms of the Second Restated Pledge Agreement.

4.   Juarez Operations.  Not later than sixty (60) days following any default by
     -----------------
Aerovox under a Replacement Note (which period may be extended for an additional sixty (60) days for reasons outside the control of Aerovox), Aereovox will create a new Mexican subsidiary to become a holding company for ADM's Juarez and Mexico City operations ("Holding Company"). ADM will become a subsidiary of
                         ---------------
Holding Company and will transfer (the "Transfer") all assets related to the
                                        --------
Mexico City operations to a newly formed subsidiary ("Aerovox Mexico City") of
                                                      -------------------
Holding Company and the Aerovox Mexico City shares will be substituted as Pledged Shares. In the event of any foreclosure on the Pledged Shares prior to the Transfer, Aerovox shall hold harmless ADM and after the Transfer Aerovox Mexico City in respect of liabilities associated with the Juarez operations of ADM.

5.   Stockholders Agreement.  Effective as of the Closing, Section 6 of the
     ----------------------
Stockholders Agreement shall automatically be amended to read in its entirety as set forth in Exhibit 5 hereto.

6.   Foil Supply Contract.  At the time of any default under a Replacement Note,
     --------------------
Aerovox will enter into a renewable foil supply contract with ADM (if prior to the Transfer) or Aerovox Mexico City (if after the Transfer) with the same transfer pricing as is currently in effect. The terms of such foil supply contract shall require ADM or Aerovox Mexico City, as the case may be, to purchase from Aerovox the lesser of certain minimum specified foil amounts or 100% of the demand of ADM or Aerovox Mexico City, as the case may be, for foil.

7.   Equipment Lease.  At the time of any default under a Replacement Note, the
     ---------------
Equipment Lease shall automatically be extended for a five year term as of the date of such default. The Equipment Lease shall be assigned by ADM to Aerovox Mexico City as part of the Transfer.

8.   Aerovox Trademark.  In the event that all Sellers foreclose on the Pledged
     -----------------
Shares in accordance with the Second Restated Pledge Agreements, Aerovox shall license to ADM (if prior to the Transfer) or Aerovox Mexico (if after the Transfer) for a period of one year from the

                                                                    Exhibit 4.11


date of such foreclosure the nonexclusive right to use the Aerovox trademark in connection with sales of current products.

9.   Customer Information.  In the event that all Sellers foreclose on the
     --------------------
Pledged Shares in accordance with the Restated Pledge Agreements, Aerovox shall grant to ADM (if prior to the Transfer) or Aerovox Mexico City (if after the Transfer) reasonable access to all information and records of the customers of Aerovox related to product sold in the U.S., but produced by ADM or Aerovox Mexico City, as the case may be, at its Mexico City plant for a period of one year from the date of such foreclosure.

10.  Release.  Effective as of the Closing, Aerovox hereby irrevocably releases
     -------
and discharges all other Parties hereto and their respective successors and assigns and any and all past, current and future officers, directors, employees, attorneys, agents, representatives, independent contractors and shareholders of such Parties and their respective successors and assigns, both individually and in their official capacities, as applicable from any and all claims, controversies, suits, actions, causes of action, debts, accounts, bonds, covenants, agreements, contracts, damages, liabilities or demands, whether under federal, state, local or foreign law or regulation, whether in law or in equity, whether known or unknown, whether express or implied, whether liquidated or unliquidated, which Aerovox has ever had, now has, or may hereafter possess from the beginning of time until the Closing, including, but not limited to claims arising out of the following agreements and transactions contemplated thereby: the (i) Notes, (ii) Restated Pledge Agreements, (iii) Stock Purchase Agreements,
(iv) Stockholders Agreement, and (v) Equipment Lease.

11.  Closing.  The closing of the transactions contemplated hereby (the
     -------
"Closing") shall take place simultaneously with the signing of this Agreement or
 -------
at such other date and time as may be determined by the mutual agreement of the parties. The parties agree to work in good faith so that the Closing can occur prior to the tenth day after the date of signing this Agreement.

12.  Miscellaneous.
     -------------

     12.1.  Authority to Enter Into Agreement. Each of the Parties represents
            ---------------------------------
as to itself that it has the requisite power and authority to enter into and perform this Agreement, and that this Agreement is and will remain such Party's valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).

     12.2.  Entire Agreement. This Agreement, together with the other agreements
            ----------------
and transactions contemplated hereunder, sets forth the entire agreement and understanding of the Parties and supersedes any prior agreement or understanding, whether written or oral, relating the subject matter contained herein.

     12.3.  Amendment and Waivers. No amendment of any provision of this
            ---------------------
Agreement shall be valid unless the same shall be in writing and signed by an authorized representative of each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default, misrepresentation, or breach of warranty or covenant

                                                                    Exhibit 4.11


hereunder or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

     12.4.  No Third Party Beneficiaries. Except as specifically provided for,
            ----------------------------
this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     12.5.  Notices. Notices under this Agreement shall be in writing and shall
            -------
be deemed given when actually delivered to the recipient at the applicable address or facsimile number listed below (or at such other address as the recipient shall have designated by notice given hereunder):

     If to Aerovox or Aerovox de Mexico:


            Aerovox Incorporated
            167 John Vertente Blvd.
            New Bedford, MA 02745-1221
            Fax: 508-910-3179
            Attn: Chief Executive Officer

     with a copy to:

            Ropes & Gray
            One International Place
            Boston, MA 02110
            Fax: 617-951-7050
            Attn: David A. Fine, Esq.

     If to Mr. Sanchez or a Seller:

            Tezozomoc 239
            Mexico D.F. 02760
            Mexico
            Fax:  525-352-5385

     12.6. This Agreement, which may be executed in counter parts, shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provisions or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     12.7. Any dispute among the parties which arises hereunder shall be resolved exclusively in accordance with the arbitration procedures set forth in clause 8.13 of the Stock Purchase Agreements.

                                                                    Exhibit 4.11


IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized ) under seal as of the date first above written.



                         AEROVOX INCORPORATED


                         By:_______________________
                            Name:
                            Title:


                         AEROVOX DE MEXICO, S.A. DE C.V.


                         By:_______________________
                            Name:
                            Title:


                         HOBIR HOLDING B.V.


                         By:_______________________
                            Name:
                            Title:


                         KATO HOLDING B.V.


                         By:_______________________
                            Name:
                            Title:


                         BIRES INVESTMENTS, B.V.


                         By:_______________________
                            Name:
                            Title:

                                                                    Exhibit 4.11


                         TAKO HOLDING, B.V.


                         By:_______________________
                            Name:
                            Title:


                         KASRI HOLDING B.V.


                         By:_______________________
                            Name:
                            Title:


                         RENKO INVESTMENTS B.V


                         By:_______________________
                            Name:
                            Title:



                         ___________________________
                         Enrique Sanchez Aldunate

                                                                    Exhibit 4.11


                               Exhibits 1.1-1.6

                               Replacement Notes

                                                                    Exhibit 4.11


                                   Exhibit 2

                       Second Restated Pledge Agreement

                                                                    Exhibit 4.11


                                   Exhibit 5

               Amendment to Section 6 of Stockholders Agreement


"6.  PUT OPTION.

     6.1  Put Options. Subject to Section 6.4 hereof, at any time during the
          -----------
period commencing on April 4, 2003 and ending on April 4, 2005, the holders of the Company Shares shall have the right to sell, and the Company shall be required to purchase, for the Put Price (as determined herein) all, but not less than all, of the Company Shares (the "Put Option"). In order to obligate the
                                      ----------
Company to purchase the Company Shares pursuant to this Section 6.1, a majority of the holders of the Company Shares must deliver to the Company written notice of the exercise of such Put Option (the "Put Notice") on or prior to April 4,
                                         ----------
2005, and if such notice is given, all holders of the Company Shares shall be obligated to sell their Company Shares pursuant to this Section 6.

     6.2. Put Price. The purchase price for the purchase and sale of the
          ---------
Company Shares pursuant to Section 6.1 (the "Put Price") shall be the book value
                                             ---------
of the Company Shares at the end of the Company's most recent fiscal year ended not more than 90 days prior to the exercise of the Put Option, as determined in accordance with GAAP as then in effect and as shown on the audited balance sheet of the Company for the last day of the most recent audited fiscal period.

     6.3. Closing. Except as otherwise provided in Section 6.4 hereof, the
          -------
closing of the purchase and sale of the Company Shares pursuant to the exercise of the Put Option pursuant to this Section 6 shall take place no later than 60 days after the Put Notice (the "Put Closing Date") at the principal office of
                                ----------------
the Company or if such closing would violate applicable law, at such later date as permitted by applicable law, but in no event later than 90 days after the Put Notice. At the closing of the purchase and sale of Company Shares pursuant to this Section 6, each holder of Company Shares shall deliver to the Company a certificate or certificates representing its Company Shares duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary stock (or equivalent) transfer tax stamps affixed, and the Company shall pay to such holder by certified or bank check or wire transfer of immediately available federal funds the Put Price. The delivery of a certificate or certificates for the Company Shares by any Person selling Company Shares pursuant to this Section 6 shall be deemed a representation and warranty by such Person that: (i) such Person has full right, title and interest in and to such Company Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Company Shares as contemplated; and (iii) such Company Shares are free and clear of any and all liens or encumbrances.

     6.4  Effect of Certain Transactions. In the event of a merger,
          ------------------------------
consolidation or other change of control or sale of all or substantially all of the assets of the Company in a

                                                                    Exhibit 4.11


single or series of related transactions (each of the foregoing a "Covered Transaction"), the Company shall notify the holders of the Company Shares of such Covered Transaction not later than thirty (30) days prior to the effective time of such Covered Transaction. Notwithstanding any other provisions contained herein, in the event of a Covered Transaction, the Put Option shall cease to be exercisable and terminate forever as of the effective time of the Covered Transaction; provided, however, that immediately prior to the consummation of
             --------  -------
such Covered Transaction, the exercisability of the Put Option shall be accelerated. In the event of a Covered Transaction, the closing of the purchase and sale of the Company Shares pursuant to the Put Option pursuant to this
Section 6 shall take place simultaneously with the closing of the Covered Transaction and the Put Price shall be the greater of the price as calculated pursuant to Section 6.2 hereof and the per share purchase price, paid by the buyer in the Covered Transaction."